Exhibit (a)(1)(A)

MAM SOFTWARE GROUP, INC.

Offer to Purchase for Cash
Of Up to 2,000,000 Shares of its Common Stock
At a Purchase Price of $7.50 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 1, 2015, UNLESS
THE TENDER OFFER IS EXTENDED OR WITHDRAWN.

MAM Software Group, Inc., a Delaware corporation (“MAM,” the “Company,” “we,” “us,” or “our”), hereby offers to purchase for cash up to 2,000,000 Shares of its issued and outstanding common stock, par value $0.0001 per share (the “Shares”), at a price of $7.50 per share (the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I (collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.” The tender offer will expire at 5:00 P.M., New York City time, on December 1, 2015 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or terminated.

Only Shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares we seek are properly tendered. Shares tendered but not purchased pursuant to the tender offer will be returned at our expense promptly after the Expiration Date. See Section 1. We reserve the right, in our sole discretion, to purchase more than 2,000,000 Shares in the tender offer, subject to applicable law.

The tender offer is not conditioned upon any minimum number of Shares being tendered. The tender offer is, however, subject to other conditions, including the Financing Condition (as defined below). See Sections 7 and 9.

Our Shares are listed and traded on the NASDAQ Capital Market under the trading symbol “MAMS.” On October 30, 2015, the last trading day prior to the announcement of the tender offer, the last reported sale price of the Shares on the NASDAQ Capital Market was $6.24 per share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares pursuant to the offer. See Section 8.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, you should contact Laurel Hill Advisory Group, LLC, the information agent for the tender offer (the “Information Agent”), at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other offer materials, you should contact the Information Agent.

The Information Agent for the tender offer is:

Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201
Jericho, NY 11753

The date of this Offer to Purchase is November 2, 2015

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE INFORMATION AGENT OR THE DEPOSITARY (AS DEFINED BELOW) MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES PURSUANT TO THE TENDER OFFER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING THE PURPOSE AND EFFECTS OF THE TENDER OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER AND/OR FINANCIAL OR TAX ADVISOR. OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES ARE ENTITLED TO PARTICIPATE IN THE TENDER OFFER ON THE SAME BASIS AS ALL OTHER STOCKHOLDERS. WE EXPECT THAT SOME OF OUR DIRECTORS AND OFFICERS WILL PARTICIPATE IN THE TENDER OFFER UP TO 14% OF THEIR RESPECTIVE SHARE HOLDINGS. SEE SECTION 11.

If you wish to tender all or any portion of your Shares, you must do one of the following before the tender offer expires:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your Shares for you;
•	if you hold certificates or book entry Shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Corporate Stock Transfer Inc., the Depositary for the tender offer (the “Depositary”), at its address shown on the Letter of Transmittal;
•	if you are an institution participating in The Depository Trust Company (“DTC”), which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, and you hold your Shares through DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or
•	if you are a holder of vested stock options to purchase Shares under our 2007 LTIP (as defined below), you may, subject to the requirements of the 2007 LTIP and award agreement, exercise your vested stock options and tender any of the Shares issued upon exercise in the tender offer. If you elect to exercise vested options and tender Shares issued pursuant to such exercise, you must complete the exercise of such vested options sufficiently in advance of the Expiration Date in order to provide you with adequate time to validly tender the Shares in the tender offer. Exercises of options cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the tender offer are not purchased pursuant to the offer for any reason.

If you wish to tender your Shares but (i) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (ii) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (iii) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

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TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

THIS TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR AFFILIATES.

If you have questions or need assistance, you should contact Laurel Hill Advisory Group, LLC, the Information Agent for the tender offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other offer materials, you should contact the Information Agent.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?

We (MAM Software Group, Inc.) are offering to purchase your Shares. See Section 1.

What will be the Purchase Price for the Shares?

We are offering to purchase your Shares, upon the terms and subject to the conditions of the tender offer, at the Purchase Price, which is defined as $7.50 per share, less any applicable withholding taxes and without interest, for each share we purchase pursuant to the tender offer. See Section 1.

What will be the form of payment of the Purchase Price?

If your Shares are purchased in the tender offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for each of your Shares that we purchase pursuant to the tender offer. We will pay the Purchase Price promptly after the expiration of the tender offer period, but do not expect to begin making such payments until at least three to five business days following the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. See Section 5.

How many Shares will the Company purchase?

We are offering to purchase 2,000,000 Shares validly tendered in the tender offer, or such fewer number of Shares as are properly tendered and not properly withdrawn prior to the Expiration Date. 2,000,000 Shares represents approximately 13.86% of our outstanding common stock as of the date of this Offer to Purchase. See Sections 1 and 2.

In addition, we expressly reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding Shares without extending the expiration of the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal and regulatory requirements. See Sections 1 and 15.

The tender offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain other conditions, including the Financing Condition. See Sections 7 and 9.

How will the Company pay for the Shares?

Assuming we purchase 2,000,000 Shares in the tender offer, approximately $15 million will be required to purchase such Shares. We expect to fund the purchase of Shares in the tender offer with a combination of available cash and borrowings under the Credit Facility (as defined below). The tender offer is subject to our entry into the Credit Facility and the availability of funds thereunder that, together with other available funds, are sufficient to fund the purchase of Shares in the tender offer (the “Financing Condition”). This means that if we are not able to satisfy the Financing Condition, we will not be required to close the tender offer. Proceeds from the borrowings under the Credit Facility are expected to be available at least five business days prior to the Expiration Date. See Sections 5, 7 and 9. If the Financing Condition is satisfied or waived, we will promptly disclose this information and extend the offer to the extent required by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How long do I have to tender my Shares?

You may tender your Shares until the Expiration Date. The Expiration Date is at 5:00 P.M., New York City time, at the end of the day on December 1, 2015, unless we extend or withdraw the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that, for administrative reasons, such nominee has an earlier deadline that must be met for your Shares to be tendered by the Expiration Date. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any Shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 15.

How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. In the event that the terms of the tender offer are amended, we will file with the Commission an amendment to our Tender Offer Statement on Schedule TO-I relating to the tender offer describing the amendment. See Section 15. If we extend the offer, you may withdraw your Shares until the Expiration Date, as extended. See Section 4.

What is the purpose of the tender offer?

The MAM Board of Directors (the “Board of Directors”) determined that it is in the best interests of the Company to repurchase Shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value to our stockholders. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, our Board of Directors believes the tender offer provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. We believe that the purchase of our shares is an attractive use of a portion of our capital resources (including the availability of debt financing) on behalf of our stockholders and is consistent with our long-term goal of increasing stockholder value. Among other things, we believe that the anticipated borrowings we will incur to finance the offer will result in a more efficient capital structure that more effectively uses financial leverage. We believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations, borrowing capacity and incremental debt issuances will exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise. See Section 2 for additional information about the purpose of the tender offer.

Are there any conditions to the tender offer?

Yes. Our obligation to accept and pay for your tendered Shares depends upon certain conditions that must be satisfied in our reasonable judgment or waived by us, on or prior to the Expiration Date, including but not limited to:

•	The Financing Condition. See Sections 7 and 9;
•	No legal action shall have been threatened, instituted or pending that challenges or relates to the tender offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase Shares in the tender offer;
•	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•	No commencement or escalation of war, armed hostilities, or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after October 30, 2015;
•	No changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects;
•	No decline shall have occurred in the market price for our Shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index by more than 10% from the close of business on October 30, 2015, the trading day prior to the announcement by the Company of its intention to make the tender offer;
•	No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;
•	No tender or exchange offer for any or all of our Shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or shall have been publicly disclosed since October 30, 2015, and we shall not have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the tender offer) since October 30, 2015;
•	No change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the tender offer;
•	The consummation of the tender offer and the purchase of Shares will not cause the Shares to cease to be listed on the NASDAQ Capital Market or cause the Shares to be subject to deregistration under the Exchange Act;
•	No person (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than as publicly disclosed in a filing with the Commission on or before October 30, 2015) nor shall any new group have been formed that beneficially owns more than 5% of the outstanding Shares; and
•	No person (including a group) that has publicly disclosed in a filing with the SEC on or before October 30, 2015 that it has beneficial ownership of more than 5% of the outstanding Shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 1% or more of the outstanding Shares.

These conditions are described in greater detail in Section 7. In addition, the tender offer is subject to a number of other conditions described in Section 7.

How do I tender my Shares?

To tender your Shares, prior to 5:00 P.M., New York City time, at the end of the day on December 1, 2015, or any later time and date to which the tender offer may be extended:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your Shares for you;
•	if you hold certificates or book entry Shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal; or
•	if you are an institution participating in the DTC or the “Book-Entry Transfer Facility,” tender your Shares according to the procedure for book-entry transfer described in Section 3.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

If you wish to tender your Shares, but (i) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (ii) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (iii) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not making the tender offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to stockholders in any such jurisdiction.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

If I am a holder of vested options to purchase Shares, how do I participate in the tender offer?

Options to purchase Shares cannot be tendered in the offer. Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the applicable stock option plans and tender the Shares received upon such exercise in accordance with the tender offer. If an option holder executes a broker-assisted cashless exercise of an option, the option holder will only be able to tender the net Shares held after settlement of the exercise and any applicable withholding taxes. An exercise of a stock option cannot be revoked even if all or a portion of the Shares received upon the exercise or conversion and tendered in the tender offer are not purchased in the tender offer for any reason. You should evaluate the information included in this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases described in Section 1 and other considerations you may consider to be relevant. We strongly encourage optionholders to discuss the tender offer with their broker and/or financial or tax advisor.

Please be advised that it is the optionholder’s responsibility to tender Shares in the offer to the extent such holder wishes to participate. If you elect to exercise vested options and tender Shares issued pursuant to such exercise, you must complete the exercise of such vested options sufficiently in advance of the Expiration Date in order to allow yourself adequate time to validly tender the Shares in the offer. See Section 3.

How will the tender offer affect the number of our Shares outstanding and the number of record holders?

As of October 30, 2015, we had 14,434,887 Shares of common stock outstanding. We plan on purchasing 2,000,000 Shares in the tender offer. If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, we will have 12,434,887 Shares outstanding immediately following the purchase of Shares tendered in the tender offer (based on the number of Shares outstanding as of October 30, 2015). The actual number of Shares outstanding immediately following completion of the tender offer will depend on the number of Shares tendered and purchased in the tender offer. See Section 2. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal and regulatory requirements. See Section 1.

Furthermore, if any of our stockholders:

•	who hold Shares in their own name as holders of record; or
•	who are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Stockholders who do not have their Shares purchased in the tender offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of Shares pursuant to the tender offer. See Section 2. The offer is conditioned upon the Shares not being held of record by fewer than 300 persons following the consummation of the offer. See Section 7.

Following the tender offer, will the Company continue as a public company?

Yes. We do not expect the completion of the tender offer in accordance with its terms and conditions to cause the Company’s securities to be delisted from the NASDAQ Capital Market or to stop being subject to the periodic reporting requirements of the Exchange Act. The tender offer is conditioned upon our not having made the determination that the consummation of the tender offer and the purchase of the Shares may cause the Shares to be delisted from the NASDAQ Capital Market or held of record by fewer than 300 persons (which would result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act). See Section 7.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all of the Shares that you own to participate in the tender offer.

Can I change my mind after I have tendered Shares in the tender offer?

Yes. You may withdraw any Shares you have tendered at any time before the Expiration Date, which will occur at 5:00 P.M., New York City time, on December 1, 2015, unless we extend or withdraw the tender offer. If we have not accepted for payment the Shares you have tendered to us by 5:00 P.M., New York City time, at the end of the day on December 30, 2015 (the 40th business day following the commencement of the tender offer), you may also withdraw your Shares at that time. See Section 4.

How do I withdraw Shares I previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will the Company purchase the tendered Shares? Will tendered Shares be prorated? What happens if more than 2,000,000 Shares are tendered?

If the terms and conditions of the tender offer have been satisfied or waived and fewer than or equal to 2,000,000 Shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and greater than 2,000,000 Shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares:

•	first, from all stockholders of “odd lots” (persons who own fewer than 100 Shares) who properly tender all of their Shares and do not properly withdraw them prior to the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference);
•	second, subject to the conditional tender provisions described in Section 6, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, from all other stockholders who properly tender Shares and do not properly withdraw them before the expiration of the tender offer; and

•	third, if necessary to permit us to purchase 2,000,000 Shares or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them prior to the Expiration Date. See Section 1.

Therefore, it is possible that we will not purchase any or all of the Shares that you tender. See Sections 1 and 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than an aggregate of 100 Shares, you properly tender all of such Shares prior to the Expiration Date (and do not properly withdraw such Shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the tender offer are satisfied or waived, we will purchase all of your Shares without subjecting them to proration. See Section 1.

Has the Company or its Board of Directors adopted a position on the tender offer?

While our Board of Directors has authorized the tender offer, it has not, nor have the Company, the Information Agent, the Depositary or any of their affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your Shares. We cannot predict how our stock will trade after expiration of the tender offer, and it is possible that our stock price will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully all of the information in, or incorporated by reference in, this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker. See Section 2.

Will the Company’s directors and executive officers tender Shares in the tender offer?

Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders. We expect that some of our directors and officers will participate in the tender offer between 10% and 14% of their respective share holdings. Michael Jamieson, our Chief Executive Officer and a director, Brian H. Callahan, our Chief Financial Officer, Gerald M. Czarnecki, our Chairman of the Board, and Peter Kamin, one of our directors, have informed us that they do not intend to participate in the tender offer. See Section 11.

If I decide not to tender, how will the tender offer affect my Shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the completion of the tender offer. In addition, stockholders who retain an equity interest in the Company as a result of a partial tender of Shares or proration also may own a greater percentage ownership of our outstanding Shares following the consummation of the offer. See Section 2.

When and how will the Company pay for the Shares I tender?

Promptly after the Expiration Date, we will pay the Purchase Price, less any withholding taxes and without interest, for the Shares we purchase. We will announce the preliminary results of the offer, including preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or begin paying for tendered Shares until at least three to five business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 5.

What is a recent market price for the Shares?

On October 30, 2015, the last full trading day before we commenced the tender offer, the last reported sale price of the Shares on the NASDAQ Capital Market was $6.24. We recommend that you obtain current market quotations for the Shares before deciding whether to tender your Shares pursuant to the tender offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders Shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Sections 5 and 16.

Does the Company intend to repurchase any Shares other than pursuant to the tender offer during or after the tender offer?

Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the tender offer, until at least ten business days after the expiration of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning ten business days after the Expiration Date of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer.

What is the accounting treatment of the tender offer?

The accounting for the purchase of Shares pursuant to the tender offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price, including transaction fees, of the Shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.

What are the U.S. federal income tax consequences if I tender my Shares?

The receipt of cash for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (1) consideration received in a sale or exchange of the tendered Shares or (2) a distribution in respect of your Shares. If you are a U.S. Holder (as defined in Section 13), generally, you will be subject to U.S. federal income taxation upon the receipt of cash in exchange for the Shares that you tender. See Section 13.

If you are a Non-U.S. Holder (as defined in Section 13), if the receipt of cash by you is treated as consideration received in a sale or exchange, and such consideration is not effectively connected with your conduct of a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your Shares, you may be subject to U.S. federal withholding tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts that are unique to each stockholder. See Section 13. Thus, it would be prudent to expect that the Depositary or other applicable withholding agent generally will withhold U.S. federal withholding tax at a rate of 30% from any payments made to you pursuant to the tender offer unless such withholding agent receives documentation pursuant to which it may determine that a reduced rate of, or exemption from, such withholding applies. See Sections 3 and 13. If such tax has been withheld but the receipt of cash for your tendered Shares is in fact properly treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount. See Section 13 for additional information.

You should consult your own tax advisor regarding the particular tax consequences of tendering Shares for cash pursuant to the tender offer to you. See Sections 3 and 13.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any domestic stock transfer tax. We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the tender offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the tender offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Section 5.

Have there been any recent developments of which I should be aware?

On October 19, 2015, we appointed Brian H. Callahan to serve as the new Chief Financial Officer of the Company. Mr. Callahan replaced Charles F. Trapp, the former Chief Financial Officer of the Company who retired from the Company after eight years of service on October 23, 2015.

To whom can I talk if I have questions?

The Information Agent can help answer your questions. The Information Agent for the tender offer is Laurel Hill Advisory Group, LLC. Please call (888) 742-1305, Monday through Friday from 10:00 a.m. to 4:00 p.m. New York City time.

Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and Brokers Call: (516) 933-3100
All Others Call Toll-Free: (888) 742-1305

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the documents incorporated by reference and the documents to which we refer you contain certain forward-looking information about the Company. These statements may be made directly in this document or may be incorporated into this document by reference to other documents. Representatives of the Company may also make forward-looking statements. All statements other than statements of historical information are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties. We have based these statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, liquidity, results of operations, business strategy and growth prospects.

You should be aware that a number of important factors could cause our actual results to differ materially from those in forward-looking statements. Please refer to our Annual Report on Form 10-K for the year ended June 30, 2015, including Item 1A, “Risk Factors,” in such report, as well as our other filings with the SEC, for a more detailed discussion of such factors and risks and uncertainties.

There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

INTRODUCTION

To the Holders of our Common Stock:

MAM Software Group, Inc., a Delaware corporation, hereby offers to purchase for cash up to 2,000,000 Shares of its issued and outstanding common stock, par value $0.0001 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other tender offer materials. We are offering to purchase the Shares at a purchase price of $7.50 per share (the “Purchase Price”), less any applicable withholding taxes and without interest.

The tender offer will expire at 5:00 P.M., New York City time, on December 1, 2015 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or terminated. We may, in our sole discretion, extend the period of time in which the tender offer will remain open or terminate the tender offer.

Only Shares properly tendered in the offer, and not properly withdrawn, will be purchased, upon the terms and subject to the conditions of the offer. However, because of proration and conditional tender provisions described in this Offer to Purchase, all Shares tendered may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. Shares tendered but not purchased pursuant to the offer, including Shares not purchased because of proration, will be returned promptly following the Expiration Date to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. In addition, if more than 2,000,000 Shares are tendered in the tender offer, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding Shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal and regulatory requirements. See Section 1.

In determining to proceed with the tender offer, our Board of Directors considered a broad range of factors, including our financial structure, financial condition and dividend policy, operations, resources and prospects, the current and historical market prices of our Shares, the expected availability and cost of financing, alternative methods of repurchasing our Shares other than pursuant to a tender offer and the attractiveness of the tender offer to our stockholders. Our Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally.

Based on this review, our Board of Directors determined that it is in the best interests of the Company to repurchase Shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value to our stockholders. In particular, our Board of Directors believes the tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. Conversely, the tender offer also affords stockholders the option not to participate and thereby, to increase their relative percentage interest in the Company and our future results. In addition, our Board of Directors believes the tender offer provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

The tender offer is not conditioned upon any minimum number of Shares being tendered. Our obligation to accept, and pay for, Shares validly tendered and not validly withdrawn pursuant to the tender offer is conditioned upon satisfaction or waiver of certain other conditions, including the Financing Condition. See Sections 7 and 9.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE TENDER OFFER, IT HAS NOT, NOR HAVE THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR AFFILIATES MADE, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO

TENDER. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES ARE ENTITLED TO PARTICIPATE IN THE TENDER OFFER ON THE SAME BASIS AS ALL OTHER STOCKHOLDERS. WE EXPECT THAT SOME OF OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES WILL PARTICIPATE IN THE TENDER OFFER UP TO 14% OF THEIR RESPECTIVE SHARE HOLDINGS. SEE SECTION 11. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

If the terms and conditions of the tender offer have been satisfied or waived and fewer than or equal to 2,000,000 Shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and greater than 2,000,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will buy Shares in the following order of priority:

•	first, from all stockholders of “odd lots” (persons who own fewer than 100 Shares) who properly tender all of their Shares and do not properly withdraw them prior to the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference);
•	second, subject to the conditional tender provisions described in Section 6, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, from all other stockholders who properly tender Shares and do not properly withdraw them before the expiration of the tender offer; and
•	third, if necessary to permit us to purchase 2,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them prior to the Expiration Date.

Therefore, it is possible that we will not purchase all of the Shares tendered pursuant to the tender offer. See Sections 1, 5 and 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as otherwise provided in Section 5 and the Letter of Transmittal, stock transfer taxes on our purchase of Shares pursuant to the tender offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and deliver the U.S. Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding on the gross proceeds paid to the payee pursuant to the tender offer, unless such payee establishes that such payee is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

In addition, holders of vested but unexercised stock options outstanding under the Company’s 2007 Long Term Incentive Plan, (the “2007 LTIP”), may, subject to the requirements of the 2007 LTIP and award agreement, exercise such options and tender some or all of the Shares issued pursuant to such exercise in the offer. Such holders must complete the exercise of such vested options sufficiently in advance of the Expiration Date in order to provide adequate time to validly tender any such Shares in the offer. See Sections 3 and 11 for more information on the 2007 LTIP generally.

Stockholders who are participants in employee benefit plans not affiliated with us that hold Shares may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans. See Section 3.

We will pay all fees and expenses incurred in connection with the tender offer by Laurel Hill Advisory Group, LLC, the Information Agent for the tender offer and Corporate Stock Transfer, Inc., the Depositary for the tender offer. See Section 16.

As of October 30, 2015, the business day preceding the date on which we commenced the tender offer, we had 14,434,887 issued and outstanding Shares. If the offer is fully subscribed, we would purchase 2,000,000 Shares, which would represent approximately 13.86% of our issued and outstanding Shares as of October 30, 2015.

If any of our stockholders who hold Shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

On October 30, 2015, the last full trading day before we commenced the tender offer, the last reported sale price of the Shares on the NASDAQ Capital Market was $6.24. We recommend that you obtain current market quotations for the Shares before deciding whether to tender your Shares pursuant to the tender offer. See Section 8.

THE TENDER OFFER

1.	Number of Shares; Purchase Price; Proration.

General.  Upon the terms and subject to the conditions of the tender offer, we hereby offer to purchase for cash up to 2,000,000 Shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the tender offer, at a Purchase Price of $7.50 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal and regulatory requirements. In addition, if greater than 2,000,000 Shares are tendered in the tender offer, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding Shares without extending the tender offer.

If the terms and conditions of the tender offer have been satisfied or waived and fewer than or equal to 2,000,000 Shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered and not properly withdrawn. If the tender offer is oversubscribed as described below, Shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.

However, if we:

•	Increase or decrease the price at which we are offering to purchase Shares in the tender offer;
•	increase the number of Shares being sought in the tender offer and such increase would result in the prospective purchase of a number of Shares exceeding 2% of our outstanding Shares; or
•	decrease the number of Shares being sought in the tender offer; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 15, the tender offer will be extended until the expiration of such period of ten business days. For purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES VALIDLY TENDERED PURSUANT TO THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS, INCLUDING THE FINANCING CONDITION. SEE SECTIONS 7 AND 9.

All Shares tendered and not purchased pursuant to the tender offer because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of Shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, at our expense promptly following the Expiration Date.

Priority of Purchases.  If the terms and conditions of the tender offer have been satisfied or waived and fewer than or equal to 2,000,000 Shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and greater than 2,000,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•	first, we will purchase all Shares tendered by all holders of “odd lots” (as defined below) who:
1)	tender all Shares owned beneficially or of record (partial tenders will not qualify for this preference); and
2)	complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

•	second, subject to the conditional tender provisions described in Section 6, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, from all other stockholders who properly tender Shares and do not properly withdraw them before the expiration of the tender offer; and
•	third, if necessary to permit us to purchase 2,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them prior to the Expiration Date.

Therefore, it is possible that we will not purchase any or all of the Shares that a holder tenders in the tender offer. It is also possible that none of the Shares conditionally tendered will be purchased.

Odd Lots.  The term “odd lots” means all Shares tendered by any person who owned beneficially or of record a total of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares. Any odd lot holder wishing to tender all of such stockholder’s Shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration.  If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. We do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the tender offer until three to five business days after the Expiration Date because of the difficulty in determining the number of Shares properly tendered, including Shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares and whether or not to condition any tender upon our purchase of a stated number of Shares held by such stockholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer.  The MAM Board of Directors (the “Board of Directors”) determined that it is in the best interests of the Company to repurchase Shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so. The tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, our Board of Directors believes the tender offer provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. We believe that the purchase of our Shares is an attractive use of a portion of our capital resources (including the availability of debt financing) on behalf of our stockholders and is consistent with our long-term goal of increasing stockholder value. Among other things, we believe that the anticipated borrowings we will incur to finance the offer will result in a more efficient capital structure that more effectively uses financial leverage. We believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations, borrowing capacity and incremental debt issuances will exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise.

While our Board of Directors has authorized the tender offer, it has not, nor have the Company, the Information Agent, the Depositary or any of our or their affiliates made any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders. We expect that some of our directors and officers will participate in the tender offer up to 14% of their respective share holdings. See Section 11. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

Potential Risks and Disadvantages of the Tender Offer.  The tender offer also presents some potential risks and disadvantages to us and our continuing stockholders. The amount of our debt and our debt-to-EBITDA (earnings before interest, taxes, depreciation and amortization) ratio will increase as a result of the tender offer and financing of the purchase of Shares pursuant thereto. Future share repurchases without corresponding debt reduction will further increase our leverage. High leverage creates risks, including potential negative impacts on our credit rating. A change in our credit rating could impair our access to capital and financial condition, requiring us to access capital markets that are subject to higher volatility than those that support higher rated companies and therefore expose us to the potential for a cost of capital that is higher than other companies with which we compete. Our debt service payments may also place us at a disadvantage relative to other competitors with lower debt ratios and increase the impact of competitive pressures within our markets. Accordingly, we are subject to the risks that our cash flow will not be sufficient to cover required debt service payments and that we will be unable to meet other covenants or requirements in the Credit Facility.

In addition, the tender offer will reduce our “public float,” which is the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the tender offer. In addition, the tender offer will increase the proportional ownership of our officers and directors who are not participating in the tender offer and any other stockholders who do not participate or participate only in part in the tender offer.

Certain Effects of the Tender Offer.  As of October 30, 2015, we had 14,434,887 Shares of common stock outstanding. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, we would purchase 2,000,000 Shares, representing approximately 13.86% of our outstanding Shares as of the date of this Offer to Purchase. Stockholders may be able to sell non-tendered Shares in the future on the NASDAQ Capital Market or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares in the future.

Based on the published guidelines of the NASDAQ Capital Market and the conditions of the tender offer, we do not believe that our purchase of Shares pursuant to the tender offer will result in the delisting from the NASDAQ Capital Market of the remaining Shares. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the tender offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The tender offer is conditioned upon the Company having determined that the consummation of the tender offer will not cause the Shares to be delisted from the NASDAQ Capital Market or be eligible for deregistration under the Exchange Act. The tender offer is conditioned upon, among other things, us determining that the consummation of the tender offer will not cause our Shares to be delisted from the NASDAQ Capital Market or our Shares to be held by fewer than 300 persons. See Section 7.

The accounting for the purchase of Shares pursuant to the tender offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price, including transaction fees, of the Shares we purchase and a corresponding reduction in cash and cash equivalents.

Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders. We expect that some of our directors and officers will participate in the tender offer up to 14% of their respective share holdings.

We currently intend to cancel and retire Shares purchased pursuant to the tender offer. Such Shares will return to the status of authorized and unissued Shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of the NASDAQ Capital Market. We have no current plans for the issuance of Shares purchased in this tender offer.

Other Share Repurchases.  We may, in the future, decide to purchase Shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4(f)(6) under the Exchange Act, however, prohibits us and our affiliates from purchasing any Shares, other than pursuant to the tender offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

Other Plans.  Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;
•	any material change in our indebtedness or our capitalization;
•	any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors or to change any material term of the employment contract of any executive officer;
•	any other material change in our corporate structure or business;
•	any class of our equity securities ceasing to be authorized to be quoted on the NASDAQ Capital Market;
•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;
•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;
•	the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than purchases pursuant to outstanding options to purchase Shares and the settlement of outstanding restricted stock awards granted to certain employees (including directors and officers); or
•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

We have regularly considered alternatives to enhance stockholder value, including repurchases of Shares through open market purchases, private transactions, exchange offers, tender offers or other means, strategic acquisitions, divestitures and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached with respect to, and there can be no assurance that we will decide to undertake, any such alternatives; however, we reserve the right to change our plans and intentions at any time, as we deem appropriate. Stockholders tendering Shares in the offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from us deciding to undertake any such alternatives.

3.	Procedures for Tendering Shares.

Proper Tender of Shares.  For Shares to be tendered properly pursuant to the tender offer:

•	the certificates for the Shares or confirmation of receipt of the Shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 5:00 P.M., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or
•	the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for Shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT — FOR ADMINISTRATIVE REASONS — SUCH NOMINEES HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

Odd lot holders who tender all their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

The valid tender of Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Stockholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. STOCKHOLDERS SHOULD CONSULT THEIR BROKER AND/OR FINANCIAL OR TAX ADVISOR WITH RESPECT TO THE EFFECT OF PRORATION OF THE TENDER OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 13.

Book-Entry Delivery.  For purposes of this tender offer, the Depositary has established an account with respect to the Shares at The Depository Trust Company (referred to as the “DTC” or the “Book-Entry Transfer Facility”) for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the

Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the end of the day on the Expiration Date, or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering Shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.  The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). No signature guarantee is required if either: (a) this Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the certificate(s) for the Shares tendered with this Letter of Transmittal or (b) in the case of book-entry Shares, on the records of the Depositary, and payment and delivery are to be made directly to such registered holder and such registered holder has not completed the box entitled “Special Payment Instructions”. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the tender offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;
•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the end of the day on the Expiration Date; and
•	a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (or any certificates for such Shares), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ Capital Market trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Stock Options.  Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the applicable stock option plans and tender the Shares received upon such exercise in accordance with the tender offer. If an option holder executes a broker-assisted cashless exercise of an option, the option holder will only be able to tender the net Shares held after settlement of the exercise and any applicable withholding taxes. See “Proper Tender of Shares” above. An exercise of a stock option cannot be revoked even if all or a portion of the Shares received upon the exercise or conversion and tendered in the tender offer are not purchased in the tender offer for any reason. We encourage those holders to discuss the tender offer with their broker and/or tax or financial advisor.

Return of Unpurchased Shares.  If any tendered Shares are not purchased or are validly withdrawn, the Shares not purchased will be credited to the appropriate account maintained by the tendering stockholder at DTC, or, in the case of Shares in certificate form, the Depositary will return certificates as promptly as practicable after the expiration or termination of the tender offer or the valid withdrawal of the Shares as applicable, in each case without expense to the stockholder.

U.S. Federal Backup Withholding.  Under U.S. federal income tax laws, payments to a tendering stockholder may be subject to “backup withholding” at the applicable statutory rate, unless a tendering stockholder:

•	provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and any other required information; or
•	is an exempt recipient and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

A tendering stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. To prevent backup withholding on cash payable under the offer, each tendering stockholder that is a U.S. person should provide the Depositary (or other applicable withholding agent) with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. In order to qualify as an exempt recipient, a tendering stockholder that is not a U.S. person should complete and sign the appropriate IRS Form W-8, attesting to that stockholder’s exempt status. Such forms may be obtained from the Depositary or from the IRS website at www.irs.gov. See Section 13 and Instruction 9 to the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability, and may claim a refund if they timely provide certain required information to the IRS.

U.S. Federal Withholding for Non-U.S. Holders.  As described in Section 13, the U.S. federal income tax treatment of the receipt of cash in exchange for Shares pursuant to the tender offer will depend upon facts that are unique to each Non-U.S. Holder (as defined in Section 13). Accordingly, a Non-U.S. Holder should expect that a withholding agent generally will withhold U.S. federal withholding tax from the gross proceeds payable to a tendering Non-U.S. Holder pursuant to the tender offer at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed Form W-8BEN (with respect to income tax treaty benefits) or Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any such tax withheld (i) if such Non-U.S. Holder meets the “complete termination,” the “substantially disproportionate” or the “not essentially equivalent to a dividend” test under Section 302 of the Code described in Section 13 or (ii) if such Non-U.S. Holder is otherwise able to establish that no or a reduced amount of tax is due. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling Shares pursuant to the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Tender Constitutes an Agreement.  The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, which agreement will be governed by, and construed in accordance with the laws of the State of New York. In addition, the tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s representation and warranty to us that: (1) the stockholder has a “net long position” in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of Shares complies with Rule 14e-4 under the Exchange Act; (3) the tendered Shares are not currently subject to any contractual or other restriction; and (4) the stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) Shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares. We reserve the right to reject any or all tenders of Shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular Shares (without waiving such defect or irregularity with respect to any other Shares). No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Information Agent, the Depositary, any of their affiliates or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Lost, Stolen, Destroyed or Mutilated Certificates.  Stockholders whose certificate or certificates for part or all of their Shares have been lost, stolen, destroyed or mutilated may contact Corporate Stock Transfer, Inc., as Transfer Agent for our Shares, at (303) 282-4800 or the address set forth on the back cover of this Offer to Purchase for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Tenders of Shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 5:00 P.M., New York City time, on December 30, 2015, the 40th business day after the commencement of the tender offer, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to

Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and
•	specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares.

If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of Shares by any stockholder. None of the Company, the Information Agent, the Depositary, any of their affiliates or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we will accept for payment and pay for, and thereby purchase, Shares properly tendered and not properly withdrawn prior to the Expiration Date. For purposes of the tender offer, we will be deemed to have accepted for payment, and therefore purchased Shares, that are properly tendered and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if it gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, promptly after the Expiration Date, we will accept for payment and pay the per share purchase price of $7.50 for 2,000,000 Shares, subject to increase or decrease as provided in Section 15, if properly tendered and not properly withdrawn, or such fewer number of Shares as are properly tendered and not properly withdrawn. In all cases, payment for Shares tendered and accepted for payment pursuant to the tender offer will be made promptly, taking into account any time necessary to determine any proration, which we expect to be at least three to five business days, but only after timely receipt by the Depositary of (1) certificates for Shares, or a timely book-entry confirmation of the deposit of Shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for Shares purchased under the tender offer by depositing the aggregate purchase price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares, at our expense, promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase Shares under the tender offer. See Section 7.

Except as otherwise provided in this Section 5 and the Letter of Transmittal, we will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the tender offer. If, however, payment of proceeds in respect of any Shares purchased is to be made to, or Shares not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if tendered Shares are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s), such other person or otherwise), payable on account of the transfer to such other person will be deducted from the proceeds payable by us unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted prior to such payment. See the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO PROPERLY COMPLETE, EXECUTE AND DELIVER A FORM W-9 (INCLUDED WITH THE LETTER OF TRANSMITTAL) OR AN APPLICABLE FORM W-8 MAY BE SUBJECT TO U.S. FEDERAL BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. IN ADDITION, NON-U.S. HOLDERS (AS DEFINED IN SECTION 13) MAY BE SUBJECT TO U.S. FEDERAL WITHHOLDING TAX AT A RATE OF 30% ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. SEE SECTION 3 AND SECTION 13.

6.	Conditional Tender of Shares.

Subject to the exceptions for odd lot holders, in the event of an over-subscription of the tender offer, Shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered must be purchased if any Shares tendered by such stockholder are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and if applicable, the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the number of Shares to be purchased. We urge each stockholder to consult with his, her or its own financial and tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any tendering stockholder.

After the tender offer expires, if more than 2,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn and we must prorate acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage, after taking into account the priority given to odd lot holders, based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified by that stockholder, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date at our expense.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below 2,000,000 (or such greater number of Shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 2,000,000 Shares (or such greater number of Shares as we may elect to purchase). In selecting among the conditional tenders, we will select by random lot treating all tenders by a particular stockholder as a single lot and will limit its purchase in each case to the designated minimum of Shares to be purchased. Conditional tenders will be selected by lot only from stockholders who tender all of their Shares.

We note that if more than 2,000,000 Shares are tendered in the tender offer, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding Shares without extending the tender offer.

7.	Conditions of the Tender Offer.

The offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the tender offer and before or on the Expiration Date any of the following events occur (or shall have been reasonably determined by us to have occurred):

(1)	failure to satisfy the Financing Condition;
(2)	there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the Shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the Shares in the tender offer;
(3)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) makes the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delays or restricts our ability, or renders us unable, to accept for payment or pay for some or all of the Shares or (iii) materially and adversely affects our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;
(4)	there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism (on or after October 30, 2015), (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(5)	there shall have been a decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on October 30, 2015, the last trading day prior to the announcement by the Company of its intention to make the tender offer;
(6)	there shall have occurred any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States;
(7)	a tender or exchange offer for any or all of the Shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction since October 30, 2015, other than in the ordinary course of business (in each case other than the tender offer);
(8)	the consummation of the tender offer and the purchase of Shares will cause the Shares to cease to be held of record by less than 300 persons or to be traded on or listed on the NASDAQ Capital Market or otherwise cause the Shares to be subject to deregistration under the Exchange Act;
(9)	a person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before October 30, 2015); or
(10)	a person or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before October 30, 2015, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than solely as a result of the offer made hereby), beneficial ownership of an additional 1% or more of the outstanding Shares.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion on or before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. However, once the tender offer has expired, then all of the conditions to the tender offer, other than those requiring necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the tender offer. See Section 15. Any determination or judgment by us concerning the events described above will be final and binding.

8.	Price Range of Shares; Dividends.

Price Range of Shares.  The Shares are listed and traded on the NASDAQ Capital Market under the trading symbol “MAMS.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the Shares as reported on the NASDAQ Capital Market.

	Market Price
	High	Low
Fiscal Year 2014
First Quarter Ended September 30, 2013	$4.81	$3.75
Second Quarter Ended December 31, 2013	5.39	3.35
Third Quarter Ended March 31, 2014	6.29	4.98
Fourth Quarter Ended June 30, 2014	5.94	4.91
Fiscal Year 2015
First Quarter Ended September 30, 2014	$6.68	$5.00
Second Quarter Ended December 31, 2014	6.03	4.81
Third Quarter Ended March 31, 2015	6.25	4.76
Fourth Quarter Ended June 30, 2015	5.75	5.00
Fiscal Year 2016
First Quarter Ended September 30, 2015	$6.74	$5.18
Second Quarter (through October 30, 2015)	6.42	5.71

On October 30, 2015, the last full trading day before we commenced the tender offer, the last reported sale price of the Shares on the NASDAQ Capital Market was $6.24 per Share. We recommend that stockholders obtain a current market quotation for the Shares before deciding whether to tender their Shares pursuant to the offer.

Dividends.  We have never declared or paid dividends on our common stock, and the Board of Directors does not intend to declare or pay any dividends on the common stock in the foreseeable future. Our earnings are expected to be retained for use in expanding our business. The declaration and payment in the future of any cash or stock dividends on the common stock will be at the discretion of the Board of Directors and will depend upon a variety of factors, including our future earnings, capital requirements, financial condition and such other factors as the Board of Directors may consider to be relevant from time to time.

Book Value per Share.  At June 30, 2015, book value per share for our common stock was $1.29.

9.	Source and Amount of Funds.

Assuming the tender offer is fully subscribed, we expect the aggregate purchase price for the Shares acquired pursuant to the tender offer, together with all related fees and expenses, to be approximately $15.2 million. We expect to fund the purchase of Shares in the tender offer with a combination of available cash, borrowings under the Credit Facility (as defined below) that we intend to enter into prior to the consummation of the tender offer. The offer is subject to satisfaction or waiver of the Financing Condition. This means that if we are not able to satisfy the Financing Condition, we will not be required to close the offer. Proceeds from the borrowings under the Credit Facility are expected to be available at least five business days prior to the Expiration Date.

Prior to the consummation of the tender offer, we expect to enter into a secured $12 million credit facility with J.P. Morgan Chase Bank, N.A. (the “Credit Facility”). The Credit Facility will consist of (1) a $2.5 million senior revolving credit facility (the “Revolver”) and (2) a $9.5 million term loan (the “Term Loan”). Both the Revolver and the Term Loan have a three year term. The proceeds of the Credit Facility will be used, among other things, to fund the tender offer and to provide for general corporate purposes.

We expect borrowings under the Credit Facility to bear interest at a rate ranging from LIBOR plus 3.0% to LIBOR plus 3.5%. The obligations under the Credit Facility will be guaranteed by the Company and all other present and future domestic direct and indirect subsidiaries of the Company. All such obligations will be secured by (i) first priority security interest in and lien on all of MAM Software, Inc., (ii) a 100% pledge of stock from MAM Software, Inc. and (iii) a two-thirds ( 2/3) pledge of stock from MAM Software, Ltd.

We also expect the Credit Facility will contain certain customary representations and warranties, and notice requirements for the occurrence of specific events such as the occurrence of any event of default, or pending or threatened litigation. The Credit Facility will also require compliance with certain financial covenants that we believe are customary for facilities and transactions of this type, including a minimum ratio of EBITDA to fixed charges and a maximum ratio of total debt to EBITDA. The Credit Facility will contain certain restrictive covenants, which, among other things, place limits on certain activities of the Company under the Credit Facility, such as the incurrence of additional indebtedness and additional liens on property and limit the future payment of dividends or distributions.

10.	Certain Information Concerning Us.

General.  MAM Software Group, Inc. a leading provider of integrated information management solutions and services and a leading provider of cloud-based software solutions for the automotive aftermarket sector. We have a broad line of software solutions and services to address the information technology needs of virtually every significant sector of the automotive aftermarket sector in the United Kingdom and North America and are seeking to leverage this position into new industry verticals and new geographies around the world. The automotive aftermarket includes those businesses that supply servicing, parts, oil, tires, and performance extras to the retail market. We currently run our operations through two wholly-owned operating subsidiaries: MAM Software Limited in the U.K., and MAM Software, Inc. in the U.S. Our principal executive office is located at Maple Park, Maple Court, Tankersley, Barnsley, U.K. S75 3DP and our telephone number is 011-44-122-635-2900. Our internet address is www.mamsoftware.com. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

Additional Information About Us.  We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be viewed on the Commission’s website, www.sec.gov and inspected at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

Incorporation by Reference.  The rules of the Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. We incorporate by reference into this Offer to Purchase each of the documents listed below (in each case, to the extent that the material contained therein is deemed “filed” rather than “furnished”).

SEC Filings	Date Filed
Annual Report on Form 10-K	September 24, 2015
Current Reports on Form 8-K	September 25, 2015; October 19, 2015

These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy materials.

You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this Offer to Purchase from the Commission’s website at www.sec.gov. You also may request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the offer is:

You may obtain information regarding the offer
from the Information Agent as follows:

Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and Brokers Call: (516) 933-3100
All Other Call Toll-Free: (888) 742-1305

11.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

As of October 30, 2015, we had 14,434,887 Shares of common stock outstanding. Our directors and executive officers as a group (8 persons) beneficially owned an aggregate of 5,127,359 Shares of our common stock, representing 35.52% of our outstanding Shares, as of October 30, 2015. Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders. We expect that some of our directors and officers will participate in the tender offer between 10% of their respective holdings and up to 14% of their respective share holdings. Michael Jamieson, our Chief Executive Officer and a director, Brian H. Callahan, our Chief Financial Officer, Gerald M. Czarnecki, our Chairman of the Board, and Peter Kamin, one of our directors, have informed us that they do not intend to participate in the tender offer.

The following table shows, as of October 30, 2015, information regarding the beneficial ownership of Shares by (i) each of our “named executive officers”; (ii) each director; and (iii) all current directors and executive officers as a group. Assuming we purchase 2,000,000 Shares and that some of our directors and executive officers each tender 14% of their respective share holdings pursuant to the tender offer, then, after the tender offer, our directors and executive officers as a group will beneficially own approximately 38.16% of our outstanding Shares. The percentages outstanding are based on 14,434,887 Shares of common stock outstanding as of October 30, 2015. The business address of each of our directors and executive officers is Maple Park, Maple Court, Tankersley, Barnsley, U.K. S75 3DP.

Name	Total Shares Beneficially Owned(1)		Percent of Class	Percent of Class After Tender Offer (Assuming We Purchase 2,000,000 Shares and Some Directors and Executive Officers Tender 14% of their Respective Share Holdings)
Michael Jamieson	917,517	(2)	6.36%	7.38%
Brian H. Callahan	160,000	(3)	1.11%	1.29%
Lee Broad	267,008	(4)	1.85%	1.85%
Frederick Wasserman	134,482		*	*
Dwight Mamanteo	317,498		2.20%	2.20%
Gerald M. Czarnecki	434,049		3.01%	3.49%
Peter Kamin	885,744		6.14%	7.12%
W. Austin Lewis IV	2,011,061	(5)	13.93%	13.91%
All directors and executive officers as a group (8 persons)	5,127,359		35.52%	38.16%

*	Less than 1%.
(1)	Unless otherwise indicated, includes Shares over which the person currently holds or Shares voting and/or investment power.
(2)	Includes 327,757 restricted Shares which may vest within 60 days of October 30, 2015 (assuming all performance measures are satisfied).
(3)	Includes 160,000 restricted Shares which may vest within 60 days of October 30, 2015 (assuming all performance measures are satisfied)
(4)	Includes 200,714 restricted Shares which may vest within 60 days of October 30, 2015 (assuming all performance measures are satisfied).
(5)	Represents (i) 671,967 Shares owned directly by W. Austin Lewis IV, and (ii) 1,339,094 Shares of common stock owned by Lewis Opportunity Fund, LP.

No directors or current executive officers have pledged Shares of common stock pursuant to any loan or arrangement.

Stockholders Beneficially Owning More Than 5%.  The following table shows, as of October 30, 2015, the number of Shares beneficially owned by any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act), who is known by us to be the beneficial owner of more than 5% of the Shares, other than officers and directors listed above. The percentages outstanding are based on 14,434,887 Shares of common stock issued and outstanding as of October 30, 2015. Our affiliates are entitled to participate in the tender offer on the same basis as all other stockholders. We expect that Wynnefield Persons and Charles F. Trapp, our former Chief Financial Officer, will participate in the tender offer up to 14% of their respective share holdings.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Wynnefield Persons(1) c/o Wynnefield Capital Inc. and Affiliates 450 Seventh Ave., Suite 509 New York, NY 10123	3,547,027	(2)	24.57%
Charles F. Trapp	797,331	(3)	5.52%

(1)	Comprised of Wynnefield Partners Small Cap Value, LP (“Wynnefield Partners”) and Wynnefield Partners Small Cap Value LP I (“Wynnefield Partners I”), and the general partner of each of these entities, Wynnefield Capital Management, LLC (“Wynnefield LLC”); Wynnefield Small Cap Value Offshore Fund Ltd. (“Wynnefield Offshore”) and its investment manager, Wynnefield Capital, Inc. (“Wynnefield Capital”); Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan (the “Plan”); Nelson Obus, who serves as principal and co-managing member of Wynnefield Capital Management, LLC, principal executive officer of Wynnefield Capital, Inc. and Joshua H. Landes, who serves as principal and co-managing member of Wynnefield Capital Management, LLC and executive officer of Wynnefield Capital, Inc. (collectively, the “Wynnefield Persons”). Dwight Mamanteo, one of the Company’s directors, is an investment analyst with Wynnefield Capital. Mr. Mamanteo exercises neither voting nor dispositive control over the Shares beneficially owned by Wynnefield Capital. The Company has been informed that Nelson Obus and Joshua H. Landes share voting and investment control over the Shares beneficially owned by Wynnefield Partners, Wynnefield Partners I, Wynnefield Offshore, Wynnefield LLC, and Wynnefield Capital and the Plan. Based upon information provided in a Form 4 filed on November 19, 2013.
(2)	Represents an aggregate of 3,547,027 Shares of common stock, which are beneficially owned as follows: (i) 1,075,648 Shares of common stock are beneficially owned by Wynnefield Partners; (ii) 1,625,780 Shares of common stock are beneficially owned by Wynnefield Partners I; (iii) 841,125 Shares of common stock owned by Wynnefield Offshore; and (iv) 4,474 Shares of common stock are beneficially owned by the Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan Based upon information provided in a Form 4 filed with the SEC on November 19, 2013.
(3)	Includes 196,654 restricted Shares which may vest within 60 days of October 30, 2015 (assuming all performance measures are satisfied).

Recent Securities Transactions.  Based on the Company’s records and information provided to the Company by its directors, executive officers, affiliates and subsidiaries, neither the Company, nor, to the best of the Company’s knowledge, any directors or executive officers of the Company or any associates or subsidiaries of the Company, has effected any transactions in Shares during the 60 day period before the date hereof

Stock Repurchase Program.  On September 28, 2012, the Company announced that its board of directors had approved a $2 million increase to the Company’s share repurchase program, raising the total authorization since November 2011 to $6.75 million. Through October 29, 2015, the Company had approximately $2.05 million of remaining capacity under the stock repurchase program. Repurchases are subject to market conditions, share price and other factors. On October 30, 2015, the Company announced that its board of directors had terminated its share repurchase program.

Stock Plans.  On June 12, 2008, the Company’s stockholders approved the Company’s 2007 Long-Term Stock Incentive Plan (the “2007 LTIP”). The maximum aggregate number of shares of common stock that may be issued under the 2007 LTIP, including stock awards and stock appreciation rights, is limited to 15% of the shares of common stock outstanding on the first trading day of any fiscal year. The following table provides information about the Company’s common stock that may be issued under the 2007 LTIP as of June 30, 2015, the end of the Company’s most recent fiscal year:

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under the Plan(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	120,484	$1.23	1,876,890
Equity compensation plans not approved by security holders	—	—	—
Total	120,484	$1.23	1,876,890

(1)	Represents the shares authorized for issuance under the Company’s 2007 Long-Term Incentive Plan, which was approved by the Company’s stockholders at the Annual Meeting held on June 12, 2008. The maximum aggregate number of shares of common stock that may be issued under the Plan, including Stock Options, Stock Awards, and Stock Appreciation Rights is limited to 15% of the shares of common stock outstanding on the first trading day of any fiscal year, or 1,997,374 for fiscal 2016.
(2)	As of July 1, 2015.

Director Compensation.  For the 2015 fiscal year, for the quarters ended September 30, 2014, December 31, 2014, March 31, 2015, and June 30, 2015, directors who were not officers of the Company received cash compensation ranging from $10,750 to $12,875 except for the Chairman of the Board of Directors, who received quarterly compensation of $13,250. For the 2016 fiscal year, directors who are not officers of the Company will receive cash compensation ranging from $11,500 to $13,375 except for the Chairman of the Board of Directors, who will receive quarterly compensation of $14,000.

Executive Compensation.  On July 13, 2010, the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved employment agreements, including a bonus plan, with each of Michael Jamieson, our President and Chief Executive Officer and Charles F. Trapp, our former Executive Vice President and Chief Financial Officer. Such employment agreements and bonus plans were entered into as of July 1, 2010 (the “Effective Date”), the first day of our 2011 fiscal year. Effective July 1, 2012, the Company extended the employment agreements from the original term of three (3) years to five (5) years, commencing July 1, 2012. As a result of the amendments, the employment terms were extended through June 30, 2015, but are automatically extended for additional one year periods unless terminated by the executive or us.

The employment agreements for Michael Jamieson, our Chief Executive Officer, Charles F. Trapp, our former Chief Financial Officer, and Lee Broad, our Chief Technology Officer, each contain the grant of restricted stock, a portion of which vest when the market price of the Company’s Common stock trades at or above $7 for the previous 30 day volume weighted average price (“VWAP”). Our market price may hit such level due to the tender offer and a portion of the restricted stock due to Messrs. Jamieson, Trapp and Broad, respectively, may vest as a result.

Michael Jamieson Employment Agreement

The Employment Agreement with Mr. Jamieson (the “Jamieson Agreement”) was for an initial term of three years from the Effective Date, but as a result of the amendment, the employment term was extended through June 30, 2015. The Executive’s employment will be automatically extended after June 30, 2015 for additional one year periods unless terminated by Mr. Jamieson or us. Mr. Jamieson received an annual base salary of 178,200GBP (approximately U.S. $281,000) for fiscal 2015 and received a base salary 178,200GBP for fiscal 2014 (approximately $290,000), payable in British Pounds Sterling.

Mr. Jamieson is eligible for a performance-based annual cash incentive bonus depending on the extent to which the applicable performance goal(s) of the Company, which are to be established by our Compensation Committee or pursuant to a formal bonus plan, are achieved, subject to any operating covenants in place with respect to outstanding bank debt. The Compensation Committee established a Revenue related target, an EBITDA-related target, and Strategic targets for the fiscal year ended June 30, 2015, with respect to Mr. Jamieson’s potential incentive bonus for fiscal 2015.

In addition, Mr. Jamieson is entitled to participate in all of our benefit plans and our equity-based compensation plans, which currently consists of our 2007 LTIP.

On April 27, 2012, the Board of Directors approved the issuance of 728,350 restricted Shares of Company common Stock pursuant to the Company’s 2007 Long-term Incentive Plan. These Shares were issued to Mr. Jamieson and the unvested Shares are being held in escrow until they vest. On April 10, 2014, the Company released from escrow 291,340 Shares of common stock to the officer which vested, as our Compensation Committee determined that the initial threshold had been met pursuant to the Company’s 2007 LTIP and the officers’ employment agreements. The Company withheld 85,217 Shares which were used to pay income taxes and those Shares were retired by the Company.

On September 18, 2014, the Company released from escrow 109,253 Shares of common stock which vested pursuant to the terms of the grant as the market price threshold of the common stock had been achieved. The Shares were issued pursuant to the Company’s 2007 LTIP and the executives employment agreements. The Company withheld 31,957 Shares which were used to pay taxes and those Shares were retired by the Company.

The remaining unvested restricted Shares will vest according to the following schedule:

—	15% when the market price of the Company’s Common stock trades at or above $7 for the previous 30 day VWAP.
—	30% when the market price of the Company’s Common stock trades at or above $8 for the previous 30 day VWAP.

Upon a Change of Control, as defined in Mr. Jamieson’s Employment Agreement effective as of July 1, 2010, all Shares of Common stock with a price target of $5 per share as described above will immediately vest. All other Shares issued pursuant to the Stock Grants will not vest upon a Change of Control.

The Jamieson Agreement provides that in the event Mr. Jamieson’s employment is terminated by the Company other than for Cause or Disability, or Mr. Jamieson shall terminate his employment for Good Reason, he is entitled to, among other things, a severance payment equal to his 12 months base salary.

Brian H. Callahan Employment Agreement

The Employment Agreement with Mr. Callahan (the “Callahan Agreement”) provides for an initial term of two years from the effective date with automatic one year extensions, unless terminated by Mr. Callahan or by the Company.

Pursuant to the terms of the Callahan Agreement, the Company agreed to pay Mr. Callahan an annual base salary of $230,000, subject to annual review. Mr. Callahan is eligible for a targeted cash bonus of up to 40% of his base salary based on performance goals established by the Compensation Committee; provided, however, that on the one-year anniversary of the effective date of the Callahan Agreement, Mr. Callahan shall be entitled to a one-time bonus equal to 20% of his base salary, which shall be deemed earned in the event that the annual cash bonus is earned.

In addition, Mr. Callahan is entitled to participate in all of our benefit plans and our equity-based compensation plans, which currently consists of our 2007 Long-Term Incentive Plan.

Mr. Callahan will be granted 160,000 restricted shares which will vest according to the following schedule:

•	20% when the market price of the Company’s Common stock trades at or above $9 for the previous 30 day VWAP.
•	30% when the market price of the Company’s Common stock trades at or above $10 for the previous 30 day VWAP.
•	30% when the market price of the Company’s Common stock trades at or above $11 for the previous 30 day VWAP.
•	20% when the market price of the Company’s Common stock trades at or above $12 for the previous 30 day VWAP.

The Callahan Agreement provides that in the event Mr. Callahan’s employment is terminated by the Company other than for Cause or Disability, or Mr. Callahan shall terminate his employment for Good Reason, he is entitled to, among other things, a severance payment equal to his 12 months base salary.

Lee Broad Employment Agreement

The Employment Agreement with Mr. Broad (the “Broad Agreement”) is for an initial term of two years from July 1, 2013, and is automatically renewable for successive one-year periods unless terminated by Mr. Broad or the Company. Mr. Broad received an annual base salary of 125,000GBP (approximately $196,000), payable in British Pound Sterling for fiscal 2015, and will receive a base salary of 125,000GBP (approximately $196,000) payable in British Pound Sterling for fiscal 2016.

Mr. Broad is eligible for a performance-based annual cash incentive bonus depending on the extent to which the applicable performance goal(s) of the Company, which are to be established by the Compensation Committee or pursuant to a formal bonus plan, are achieved, subject to any operating covenants in place with respect to outstanding bank debt.

In addition, Mr. Broad is entitled to participate in all of our benefit plans and equity-based compensation plans, which currently consists of the 2007 LTIP.

On July 1, 2013, the Board of Directors approved the issuance of restricted 250,892 Shares of Company common stock pursuant to the Company’s 2007 Long-term Incentive Plan. These Shares were issued to Mr. Broad and are being held in escrow until they vest. On September 18, 2014, the Company released from escrow 50,178 Shares of common stock to Mr. Broad which vested pursuant to the terms of the July 1, 2013 grant as the market price threshold of the common stock had been achieved. The Shares were issued pursuant to the Company’s 2007 LTIP and the executive’s employment agreement. The Company withheld 23,584 Shares which were used to pay taxes and those Shares were retired by the Company.

The remaining unvested restricted Shares will vest according to the following schedule:

—	30% when the market price of the Company’s Common stock trades at or above $7 for the previous 30 day VWAP.
—	30% when the market price of the Company’s Common stock trades at or above $8 for the previous 30 day VWAP.
—	20% when the market price of the Company’s Common stock trades at or above $9 for the previous 30 day VWAP.

The Broad Agreement provides that in the event Mr. Broad’s employment is terminated by the Company other than for Cause or Disability, or Mr. Broad shall terminate his employment for Good Reason, he is entitled to, among other things, a severance payment equal to his 12 months base salary.

Severance Benefits.  As described above, each of the employment agreements with our officers contains a severance benefit for that officer if he or she is terminated other than for cause or the officer leaves the Company after a change in control, provided they leave for “good reason.” We provide this benefit because we want executives to focus on the Company’s business and enhancing stockholder value without undue concern about any possible loss of their job.

Retirement Plans.  We do not offer retirement plans for our officers.

Change in Control.  Mr. Jamieson’s employment agreement contains standard provisions that protect that officer in the event there is a change in control that has not been approved by our Board of Directors. In addition, our 2007 LTIP provides for acceleration of vesting in the event of a change in control.

The precise terms and conditions of each employment agreement are described above.

Charles F. Trapp Employment Agreement

The Employment Agreement with Mr. Trapp, our former Chief Financial Officer (the “Trapp Agreement”) was for an initial term of three years from the Effective Date, but as a result of the amendment, the employment term was extended through June 30, 2015. The Executive’s employment shall be automatically extended after June 30, 2015 for additional one year periods unless terminated by Mr. Trapp or us. Mr. Trapp received an annual base salary of $225,000 for fiscal 2015, and will receive a base salary $225,200 for fiscal 2015 payable in U.S. dollars.

Mr. Trapp is eligible for a performance-based annual cash incentive bonus depending on the extent to which the applicable performance goal(s) of the Company, which are to be established by the Compensation Committee or pursuant to a formal bonus plan, are achieved, subject to any operating covenants in place with respect to outstanding bank debt. The Compensation Committee established a Revenue related target, an EBITDA-related target and Strategic targets for the fiscal year ended June 30, 2015, with respect to Mr. Trapp’s potential incentive bonus for fiscal 2015.

In addition, Mr. Trapp is entitled to participate in all of our benefit plans and equity-based compensation plans, which currently consists of the 2007 LTIP.

On April 27, 2012 the Board of Directors approved the issuance of restricted 437,009 Shares of Company common Stock pursuant to the Company’s 2007 Long-term Incentive Plan. These Shares were issued to Mr. Trapp and are being held in escrow until they vest. On April 10, 2014, the Company released from escrow 178,804 Shares of common stock to the officer which vested, as our Compensation Committee determined that the initial threshold had been met pursuant to the Company’s 2007 LTIP and the officers’ employment agreements. The Company withheld 66,589 Shares which were used to pay income taxes and those Shares were retired by the Company.

On September 18, 2014, the Company released from escrow 65,551 Shares of common stock which vested pursuant to the terms of the grant as the market price threshold of the common stock had been achieved. The Shares were issued pursuant to the Company’s 2007 LTIP and the executives employment agreements. The Company withheld 34,390 Shares which were used to pay taxes and those Shares were retired by the Company.

The remaining unvested restricted Shares will vest according to the following schedule:

—	15% when the market price of the Company’s Common stock trades at or above $7 for the previous 30 day VWAP.
—	30% when the market price of the Company’s Common stock trades at or above $8 for the previous 30 day VWAP.

The Trapp Agreement provides that in the event Mr. Trapp’s employment is terminated by the Company other than for Cause or Disability, or Mr. Trapp shall terminate his employment for Good Reason, he is entitled to, among other things, a severance payment equal to his 12 months base salary.

Effective October 19, 2015, we entered into a letter agreement with Mr. Trapp in connection with his resignation as our chief financial officer. The letter agreement provides, among other things, that we will pay Mr. Trapp at his salary level for 12 months but is expressly conditioned on Mr. Trapp’s making himself reasonably available to consult with us during the 12 months’ transition period. The letter agreement also provides that Mr. Trapp may vest in any portion of his LTIP grant subsequent to the termination of his employment provided that he fulfills all obligations as part of the letter agreement and his employment agreement, including, among other things, confidentiality provisions therein.

12.	Legal Matters; Regulatory Approvals.

We are not aware of the applicability of any anti-trust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the Shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the Shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept Shares for payment and pay for Shares is subject to conditions. See Section 7.

13.	Material U.S. Federal Income Tax Consequences.

The following discussion is a general summary of the material U.S. federal income tax consequences to tendering U.S. Holders and Non-U.S. Holders (each as defined below) of a sale of Shares pursuant to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury regulations promulgated thereunder, published rulings and administrative pronouncements of the IRS and applicable judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or differing interpretation could affect the accuracy of the statements contained in this discussion.

This discussion addresses only beneficial owners who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all U.S. federal income tax consequences that may be relevant to beneficial owners in light of their particular circumstances or to beneficial owners subject to special rules under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders whose “functional currency” is not the U.S. dollar, banks or other financial institutions, insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors therein), persons who hold Shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction or integrated transaction, persons for whom the sale of Shares pursuant to the tender offer would constitute a “wash sale” for U.S. federal income tax purposes, persons who hold or received their Shares pursuant to the exercise of any employee stock options or otherwise as compensation or through a tax-qualified retirement plan, and persons who hold (or that held, directly, indirectly or constructively, at any time during the five-year period ending on the date of the sale of their Shares pursuant to the tender offer) 5% or more of the Company’s common stock). This discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal tax considerations other than those pertaining to the income tax (e.g., estate or gift tax), that may be applicable to beneficial owners of Shares, nor does it address any aspects of the unearned income Medicare contribution tax under Section 1411 of the Code or the alternative minimum tax.

Beneficial Owners should consult their own tax advisors regarding the tax consequences of a sale of Shares pursuant to the tender offer, including the applicability and effect of any state, local and non-U.S. tax laws.

As used herein, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (A) the administration of which is subject to primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a person that is treated as a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Shares generally will depend on the status of the partner and the activities of the partnership. Partners in such partnerships should consult their own tax advisors regarding the U.S. federal income and other tax consequences of a sale of Shares pursuant to the tender offer.

Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders.

The sale of Shares by a U.S. Holder pursuant to the tender offer will, depending on such U.S. Holder’s particular circumstances, generally be treated as a sale or exchange for U.S. federal income tax purposes or as a distribution with respect to such U.S. Holder’s Shares. Under Section 302(b) of the Code, a sale of Shares pursuant to the tender offer generally will be treated as a “sale or exchange” if the sale: (i) results in a “complete termination” of the U.S. Holder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 tests”). In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code (as modified by Section 302(c) of the Code), generally must be taken into account. U.S. Holders should be aware that acquisitions or dispositions of Shares as part of a plan that includes the U.S. Holder’s sale of Shares pursuant to the tender offer may need to be taken into account in determining whether any of the Section 302 tests are satisfied. U.S. Holders should also be aware that their ability to satisfy any of the Section 302 tests may be affected by proration pursuant to the tender offer. Due to the factual nature of these tests, U.S. Holders should consult their own tax advisors to determine whether a sale of Shares pursuant to the tender offer qualifies for sale or exchange treatment under these tests in light of their particular circumstances.

The sale of Shares pursuant to the tender offer generally will result in a “complete termination” of the U.S. Holder’s interest in the Company if either (i) the U.S. Holder owns no Shares of Company stock actually or constructively after the Shares are sold pursuant to the tender offer or (ii) the U.S. Holder actually owns no Shares of Company stock after the tender offer and, with respect to Shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such Shares in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through a waiver of attribution should consult their tax advisors concerning the mechanics and desirability of such a waiver.

The sale of Shares pursuant to the tender offer generally will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the Company’s outstanding Shares actually and constructively owned by the U.S. Holder immediately after the sale is less than 80% of the percentage of the Company’s outstanding Shares directly, indirectly and constructively owned by the U.S. Holder immediately before the sale.

The sale of Shares pursuant to the tender offer generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if the reduction in the U.S. Holder’s proportionate interest in the Company’s stock as a result of the sale constitutes a “meaningful reduction.” The IRS has indicated in published guidance that generally, even a small reduction in the percentage ownership interest of a U.S. Holder whose relative stock interest in a publicly held corporation (such as the Company) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction. U.S. Holders should consult their tax advisors to determine the application of this test (and the other Section 302 tests) in light of their particular circumstances.

If any of these three Section 302 tests for “sale or exchange” treatment is met, a U.S. Holder will recognize gain or loss on the receipt of cash in exchange for Shares pursuant to the tender offer equal to the difference between the amount of cash received and the adjusted tax basis of the Shares sold. The gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the holding period for such Shares is more than one year as of the date of the sale. The ability to deduct capital losses is subject to limitations.

If none of the tests set forth in Section 302(b) of the Code is met with respect to a U.S. Holder, amounts received by such U.S. Holder pursuant to the tender offer will be treated as a distribution with respect to such U.S. Holder’s Shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of the Company’s current or accumulated earnings and profits. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will constitute a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the relevant Shares, and any remaining portion will be treated as capital gain from the sale or exchange of Shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the Shares on the date of the sale exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a “dividend,” the tax basis (after an adjustment for non-taxable return of capital discussed above) in the Shares sold pursuant to the tender offer will be added to any remaining Shares held by such U.S. Holder. A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders that are corporations for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal tax consequences of the tender offer to them in light of their particular circumstances.

We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering Non-U.S. Holders.

If a sale by a Non-U.S. Holder of Shares pursuant to the tender offer qualifies as a sale or exchange under any of the Section 302 tests described above, then any gain recognized by such Non-U.S. Holder on the sale generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business carried on by the Non-U.S. Holder within the United States (and if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met.

If a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, amounts received by such Non-U.S. Holder pursuant to the tender offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of Shares will be determined in the manner described above under “Material U.S. Federal Income Tax Consequences of the tender offer to Tendering U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments).

Because the satisfaction of the Section 302 tests described above is dependent on matters of fact, the withholding agents generally will presume, for withholding purposes, that all amounts paid to Non-U.S. Holders pursuant to the tender offer are treated as distributions in respect of their Shares. Accordingly, as described in Section 3 above, a Non-U.S. Holder should expect that a withholding agent will likely withhold

U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the tender offer at a rate of 30% unless the Non-U.S. Holder provides the withholding agent with a validly completed and executed Form W-8ECI or Form W-8BEN reflecting that no or reduced withholding is required. See Section 3 for additional information. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling Shares in the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Information Reporting and Backup Withholding.

Payments of proceeds pursuant to the tender offer will generally be subject to information reporting. In addition, as described in Section 3 above, U.S. federal backup withholding (currently at a rate of 28%) may apply to payments of gross proceeds paid to a U.S. Holder or other payee pursuant to the tender offer unless the U.S. Holder delivers to the applicable withholding agent a properly completed and executed Form W-9 or otherwise establishes an exemption. Certain persons (including corporations and Non-U.S. Holders) are not subject to these backup withholding rules. See Section 3 for additional information.

FATCA.

Under legislation referred to as FATCA, and related administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on certain payments made to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules) unless specified requirements are met. U.S. Holders and Non-U.S. Holders should consult with their tax advisors regarding the possible implications of this legislation on their disposition of Shares pursuant to the tender offer.

The preceding discussion is intended for general information only and is not a complete analysis or discussion of all potential tax effects that may be important to particular beneficial owners. Each beneficial owner should consult such beneficial owner’s own tax advisor to determine its particular tax consequences of selling Shares in the tender offer in light of such beneficial owner’s particular circumstances, including the applicability and effect of any state, local and foreign tax laws.

14.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by MAM of Shares under the offer will reduce our “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the tender offer. In addition, the tender offer may reduce the number of MAM stockholders. Stockholders may be able to sell non-tendered Shares in the future, on the NASDAQ Capital Market or otherwise, at a net price higher or lower than the Purchase Price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for such Shares. Based upon published guidelines of the NASDAQ Capital Market, we do not believe that our purchase of Shares under the tender offer will cause the remaining outstanding Shares to be delisted from the NASDAQ Capital Market.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders.

15.	Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase or decrease the price to be paid per share or increase or decrease the aggregate purchase price offered for Shares being sought in the tender offer (but, in the case of an increase, only if we increase the aggregate purchase price as a result of which the number of Shares being sought will increase by more than 2% of our outstanding Shares) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the tender offer will be extended until the expiration of such period of ten business days. For purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

16.	Fees and Expenses; Information Agent; Depositary.

We have retained Laurel Hill Advisory Group, LLC to act as Information Agent and Corporate Stock Transfer, Inc. to act as Depositary in connection with the tender offer. The Information Agent may contact holders of Shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the tender offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees for soliciting tenders of Shares pursuant to the tender offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply if stockholders tender Shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the tender offer, except as otherwise described in Section 5.

17.	Miscellaneous.

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law and regulation. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law and regulation, we will make a good faith effort to comply with the applicable law and regulation. If, after such good faith effort, we cannot comply with the applicable law and regulation, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR AFFILIATES.

MAM Software Group, Inc.

November 2, 2015

The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

Corporate Stock Transfer, Inc.

By Mail, Hand or Overnight Courier:

BY 5:00 p.m. New York City time on Expiration Date
3200 Cherry Creek Dr. South, Ste. 430
Denver, Colorado 80209

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

The Information Agent for the Tender Offer is:

Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and Brokers Call: (516) 933-3100
All Others Call Toll-Free: (888) 742-1305